Exhibit 13.1

CERTIFICATION

Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Matsushita Electric Industrial Co., Ltd. (the “company”), hereby certifies, to such officer’s knowledge, that the company’s annual report on Form 20-F for the year ended March 31, 2007 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company.

Date:  August 30, 2007

/s/ Fumio Ohtsubo
Name:	Fumio Ohtsubo
Title:	President and Director (Principal Executive Officer)

/s/ Makoto Uenoyama
Name:	Makoto Uenoyama
Title:	Director (Principal Financial Officer)